Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

January 29, 2015

K2M Group Holdings, Inc.

751 Miller Drive SE

Leesburg, VA 20175

Ladies and Gentlemen:

We have acted as counsel to K2M Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-201597) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of 2,044,990 shares of Common Stock, par value $0.001 per share (“Common Stock”) (together with any additional shares of Common Stock that may be sold by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Securities Act) in connection with the offering described in the Registration Statement, the “Company Firm Shares”) and the sale by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of up to 4,000,000 shares of Common Stock (the “Selling Stockholders’ Firm Shares”) and up to 906,748 Shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by certain of the Selling Stockholders (together with the Selling Stockholders’ Firm Shares, the “Selling Stockholders Shares”).

We have examined the Registration Statement and the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other

January 29, 2015

instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1)(A) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Company Shares and (B) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Company Shares will be validly issued, fully paid and nonassessable and (2) the Selling Stockholders Shares have been validly issued and are fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP